Exhibit 10.04
FY08 Long Term Incentive Plan
(LTIP)
This Long Term Incentive Plan (“LTIP”) of Symantec Corporation (“Symantec” or the “Company”) is effective as of April 1, 2007. The Board of Directors reserves the right to alter or cancel all or any portion of the LTIP for any reason at any time
FY08 Long Term Incentive Plan

Symantec Corporation	1

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals and ensure retention of key executives of the Company.

Amount:	LTIP target cash payments (“LTIP Payments”) will be determined and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), with input from the CEO and Chairman of the Board. LTIP Payments will be determined and paid based on the actual achievement of the performance metrics set forth below against the target performance metrics under the LTIP through the Company’s fiscal year ending March 31, 2008 in which Target LTIP Awards are granted under this LTIP (the “Performance Period”). LTIP Payments will be subject to applicable payroll taxes and withholdings.

Eligibility:	Participants shall be at levels of senior vice president or above, and shall be recommended for eligibility by the CEO and the Chairman of the Board and approved by the Committee prior to the beginning of the Performance Period (individually, a “Participant” and collectively, the “Participants”) employees will not be eligible to become Participants if they are not eligible to become Participants on the first day of the Performance Period.

Payment timing:	The long-term incentive will be measured at the end of the Performance Period and paid following the last day of the second (2nd) fiscal year following the end of the Performance Period (the “Payment Date”). Any payment due under this LTIP is at the sole discretion of the Committee. A Participant must be a regular status employee of the Company on the Payment Date. A Participant who terminates his or her employment with the Company before the Payment Date will not be eligible to receive the LTIP Payment or any prorated portion thereof except as set forth below.

Performance metric:	The Company’s Operating Cash Flow achievement for the Performance Period against target Operating Cash Flow for the Performance Period will be used to determine the eligibility for an LTIP Payment. “Operating Cash Flow” is determined based on the Company’s budgeted cash flow and is equal to the operating cash flow that is communicated to public investors via filings with the Securities and Exchange Commission.

Achievement Schedule:	A 100% LTIP Payment will be paid to the Participant if 100% of budgeted Operating Cash Flow is attained with respect to the Performance Period (the “Target LTIP Award”). The Target LTIP Awards shall be set forth on a schedule approved by the Committee within 90 days of the beginning of the Performance Period. A Participant is eligible for 25% of the Target LTIP Award if at least 85% of budgeted Operating Cash Flow is attained with respect to the Performance Period and for 200% of the Target LTIP Award if at least 120% of budgeted Operating Cash Flow is attained with respect to the Performance Period. Achievement of budgeted Operating Cash Flow between 85% and 200% will be prorated. Achievement of budgeted Operating Cash Flow shall be certified by the Committee (“Certification”) following the end of the Performance Period and prior to the Payment Date.

Death and Disability:	If a Participant dies or terminates employment as a result of a permanent and total disability after the last day of the Performance Period, the Participant shall be entitled to payment of the LTIP Payment otherwise payable to the Participant on the Payment Date, prorated based on the number of full calendar months that Participant has been employed by the Company between the first (1st) day of the Performance Period and the termination

Symantec Corporation	2

event as soon as practicable following the later of Certification or the Participant’s death or permanent and total disability.

Leave of Absence:	In the event a Participant takes a leave of absence from the Company after the end of the Performance Period and prior to the Payment Date, the type of leave and time away from the Company may be taken into consideration for a prorated LTIP Payment at the discretion of the Committee.

Exchange Rates:	Neither LTIP Payments nor Operating Cash Flow will be adjusted for any fluctuating currency exchange rates.

Adjustments;	In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the Operating Cash Flow, such as acquisition or purchase of products or technology, the Committee may at its discretion adjust the Operating Cash Flow to reflect the potential impact upon the Company’s financial performance consistent with generally accepted accounting principals and Accounting Principles Board Opinion No. 30.

Change of Control:	In the event of a Change of Control of the Company (as defined in the Company’s 2004 Equity Incentive Plan) (i) all unpaid LTIP Payments for the Performance Period (where the Performance Period has been completed and Certification has occurred prior to the Change of Control) and (ii) all Target LTIP Awards for the Performance Period (where the Performance Period has not been completed and Certification has not occurred prior to the Change of Control) whether or not 100% budgeted Operating Cash Flow has been attained for such Performance Period, shall be paid in full on the Change of Control.

LTIP Provisions:	This LTIP is adopted under the Company’s Long Term Incentive Plan effective as of April 1, 2007.

Participation in the LTIP does not guarantee participation in other or future incentive plans. LTIP structures and participation will be determined on a year-to-year basis.

The Company’s Board of Directors reserves the right to alter or cancel all or any portion of the LTIP for any reason at any time. The LTIP shall be administered by the Committee and the Committee shall have all powers and discretion necessary or appropriate to administer and interpret the LTIP.

The Company’s Board of Directors reserves the right to modify or amend this LTIP or a Target LTIP Award under this LTIP with regard to Company performance in light of events outside the control of management and/or Participant.

Section 409A:	LTIP Payments shall be payable solely from the general assets of the Company. All LTIP Payments shall be paid to a Participant within two and one-half (2 1/2) months following the end of the Company’s fiscal year in which the Payment Date occurs.

Restatement of Financial Results:	If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the LTIP to Participant for the Performance Period. For purposes of this LTIP, excess incentive cash compensation means the positive difference, if any, between (i) the LTIP Payment paid to the Participant and (ii) the LTIP Payment that would have been made to the Participant had the Operating Cash Flow been calculated based on the Company’s financial statements as restated. The Company will not be required to award Participant an additional LTIP Payment should the restated financial statements result in a higher LTIP Payment.

No Employment Rights:	A Participant’s employment with the Company shall be as an “at will” employee. Nothing in the LTIP shall either confer upon any Participant the right to continue in the

Symantec Corporation	3

employ of the Company or interfere with or restrict in any way the rights of the Company to discharge or change the terms of employment (or of any employment agreement) of any Participant at any time for any reason whatsoever, with or without cause.

Governing Law:	This LTIP shall be governed by the laws of the State of California.

Symantec Corporation	4